For further information, contact:

Kevin L. Halloran, Vice President, Corporate Development and Investor Relations

Phone 808-525-8422

E-mail: khalloran@abinc.com

HOLD FOR RELEASE:

8:00 A.M. EASTERN STANDARD TIME

Tuesday, February 5, 2008

A&B REPORTS 2007 NET INCOME OF $142.2 MILLION

16% Year-Over-Year Advance Led by A&B Properties

and Thriving Matson China/Guam Service

Honolulu (February 5, 2008)—Alexander & Baldwin, Inc. (NASDAQ:ALEX) today reported that net income for the full year 2007 was $142.2 million, or $3.30 per fully diluted share. Net income for the full year 2006 was $122.5 million, or $2.81 per fully diluted share. Revenue for the full year 2007 was $1,680.6 million, compared with revenue of $1,599.9 million for the full year 2006.

Net income for the fourth quarter of 2007 was $36.4 million, or $0.85 per fully diluted share. Net income in the fourth quarter of 2006 was $27.0 million, or $0.63 per fully diluted share. Revenue for the fourth quarter of 2007 was $435.9 million, compared with revenue of $404.1 million in the same period of 2006.

COMMENTS ON QUARTER & OUTLOOK

“2007 was a very good year for Alexander & Baldwin as we surpassed the financial performance objectives the Company had established at the beginning of the year. This was accomplished despite an economic environment that became more challenging as the year progressed. Our real estate business achieved an exceptional 26 percent increase in operating profit while our transportation business realized an outstanding 17 percent increase. Although breakeven results in Agribusiness were disappointing, we ended the year with a diversified earnings base and a strong balance sheet, which will position us well for what is likely to be a choppier environment in 2008.”

“The Ocean Transportation business segment posted a very strong 20 percent increase in operating profit for the full year, which reflects the continuing positive impact of Matson’s China service and the emerging earnings growth of our Guam carriage. Matson’s ships from China sailed essentially full throughout the year as container volume increased 57 percent, and we solidified our position in international shipping circles as a ‘go to’ source for reliable and fast transpacific service. In Matson’s Hawaii Service, we continue to focus on cargo mix, yield

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enhancement and cost containment initiatives to offset the lower container and auto volume realized in 2007. A modest improvement in operating profit in the fourth quarter, compared with 2006, was achieved as Matson was able to offset a net increase in fuel costs (after surcharges) through higher volume in the China/Guam service, and through improved yields and cargo mix.”

“The Logistics segment produced another positive year, with operating profit improving by 5 percent to $21.8 million, despite lower volume. The year-over-year increase resulted from an expansion of gross margin in key highway segments and improved collection efforts. The changing industry landscape and, in particular, a reduction in Matson Integrated Logistics intermodal volume, resulted in a decrease of $1.0 million in operating profit for the fourth quarter of 2007 versus the same period of 2006. While this trend presents challenges, it reinforces the value of our growing highway focus. Highway carriage, as a percentage of total volume, has more than tripled in the past four years.”

“The Agribusiness segment, which represents approximately 7 percent of the Company’s assets, was impacted by very low sugar production. However, our coffee plantation and power generation activities operated profitably and offset the impact from the lower sugar production, resulting in a breakeven year.”

“For the year, our Real Estate Leasing segment posted record operating profit of $51.6 million, an increase of 3 percent over 2006, as the result of sustaining an optimal 97 percent average occupancy for the year. In addition, three well-timed dispositions favorably impacted earnings in the latter half of the year for the Real Estate Sales segment and we were able to reinvest the proceeds into strategic, tax-deferred investments in new warehouse properties, which augment a growing national industrial presence. In the fourth quarter, we posted a small decrease in operating profit due to one-time adjustments made in 2006. Overall, the commercial markets that we serve remain favorable, particularly in Hawaii, where vacancy levels remain at near- record lows.”

“Our Real Estate Sales performance in 2007 was exceptional, and is attributable to the sale of several properties from our income portfolio in addition to the ongoing sales activity from our development pipeline. For the year, operating profit increased by 50 percent from 2006 levels to $74.4 million. The income-property sales allowed us to recognize some of the significant embedded gains in our commercial portfolio. In addition, we made considerable progress at our development projects under construction at Kukui’ula and Port Allen on Kauai and, most notably, at our Keola La’i high-rise condominium in downtown Honolulu, where closings are scheduled to commence late in the first quarter of 2008. For the fourth quarter of

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2007, operating profit more than doubled compared to a year earlier, primarily as a result of property sales in Hawaii.”

“In addition to the financial results achieved, we repurchased 671,728 shares of the Company’s common stock through open market purchases in 2007. Even with these repurchases, our year-end debt to capital ratio was a very healthy 31 percent. We have also made additional repurchases since the start of 2008 amid the recent market downturn, and may make more as circumstances warrant.”

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended December 31,
(dollars in millions)	2007	2006	Change
Revenue	$262.3	$239.7	9%
Operating profit	$30.1	$28.7	5%
Operating profit margin	11.5%	12.0%
Volume (Units)
Hawaii containers	41,500	42,200	-2%
Hawaii automobiles	33,200	26,000	28%
China containers	13,200	13,000	2%
Guam containers*	3,900	3,400	15%

* Container volumes related to the Federated States of Micronesia (FSM) have been excluded for comparative purposes due to the Company’s new deployment in the Guam and Micronesia trades.

For the fourth quarter of 2007, Ocean Transportation revenue of $262.3 million was

$22.6 million, or 9 percent, higher than the fourth quarter of 2006. This increase was due primarily to improvements in yields and cargo mix in the Hawaii trade and to volume improvement in Hawaii auto carriage and the Guam/Micronesia service, partially offset by lower purchased transportation revenue.

Hawaii container volume decreased 2 percent from the fourth quarter of 2006, reflecting a moderation in the rate of growth for the Hawaii economy. Hawaii automobile volume increased 28 percent for the quarter due primarily to timing of rental car companies’ replacement cycles. China container volume increased modestly compared with the fourth quarter of 2006, as we effectively sailed full in both of these quarters. Guam container volume surged 15 percent from year-earlier levels due to market growth associated with the impending military deployments.

Operating profit of $30.1 million was $1.4 million, or 5 percent, higher than in the fourth quarter of 2006. This increase results from the aforementioned revenue gains, offset by higher

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vessel operating costs, which are mostly attributable to higher fuel costs and dry docking expenses, higher terminal handling costs, and lower results from Matson’s SSAT joint venture, which were chiefly due to reduced terminal volume.

	Year Ended December 31,
(dollars in millions)	2007	2006	Change
Revenue	$1,006.9	$945.8	6%
Operating profit	$126.5	$105.6	20%
Operating profit margin	12.6%	11.2%
Volume (units):
Hawaii containers	167,500	173,200	-3%
Hawaii automobiles	110,100	118,700	-7%
China containers	51,200	32,700	57%
Guam containers*	14,600	13,500	8%

* Container volumes related to the Federated States of Micronesia (FSM) have been excluded for comparative purposes due to the Company’s new deployment in the Guam and Micronesia trades.

For the full year 2007, Ocean Transportation revenue increased to $1,006.9 million, an improvement of 6 percent and $61.1 million from the same period in 2006, due to a significant increase in China volumes, improvements in yields and cargo mix in the Hawaii and China services, and increases in container volume in the Guam service, offset by a reduction in auto and container volume in Hawaii.

Total Hawaii container volume was down 3 percent from 2006, reflecting a continued moderation in the rate of growth in the Hawaii economy. Matson’s Hawaii automobile volume for 2007 was 7 percent lower than the same period last year, due primarily to lower rental fleet turnover and slower retail auto sales. China volume increased 57 percent in 2007 as a result of the ramp-up of the China service during 2006 as compared to relatively full ships throughout 2007. Guam container volume increased 8 percent from year-earlier levels due to general market growth.

Operating profit for the full year 2007 increased $20.9 million, or 20 percent, compared to 2006. This increase results primarily from the aforementioned revenue increases, partially offset by the following operating expense changes: increased vessel costs, principally due to higher fuel costs and higher vessel wages; increased terminal handling costs; higher depreciation cost; and higher equipment repositioning costs, which are principally related to higher China volume, partially offset by fewer planned vessel voyage days in response to lower auto and container volume in Hawaii. The positive year-over-year variance was also negatively impacted by a $3.3 million gain in 2006 on the sale of obsolete vessels and a decline in SSAT earnings.

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TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended December 31,
(dollars in millions)	2007	2006	Change
Intermodal revenue	$70.4	$70.5	-
Highway revenue	37.4	35.8	4%
Total Revenue	$107.8	$106.3	1%
Operating profit	$4.7	$5.7	-18%
Operating profit margin	4.4%	5.4%

Logistics services revenue of $107.8 million was $1.5 million, or 1 percent, higher than the fourth quarter of 2006. The increase was primarily due to increased volume in domestic intermodal and highway services and increased rates, partially offset by volume decreases in international intermodal.

Operating profit of $4.7 million was $1.0 million, or 18 percent, lower than in the comparable period last year. The decrease was due to lower volume in international intermodal, modest gross margin compression in core services and start-up costs associated with Matson Global Distribution Services, partially offset by volume increases in domestic intermodal and highway service.

	Year Ended December 31,
(dollars in millions)	2007	2006	Change
Intermodal revenue	$280.2	$287.4	-3%
Highway revenue	153.3	156.8	-2%
Total Revenue	$433.5	$444.2	-2%
Operating profit	$21.8	$20.8	5%
Operating profit margin	5.0%	4.7%

Logistics revenue decreased $10.7 million, or 2 percent, in 2007 compared with 2006. This change was principally due to decreases in intermodal and highway volume. Intermodal volume decreased with generally softening volume across the intermodal market, but was partially offset by improved rates. The highway volume variance was due principally to the 2006 loss of a truck brokerage agent in an acquisition by a competitor, but was partially offset by higher expedited highway volume.

Full year operating profit was $21.8 million, an increase of 5 percent compared with 2006. The increased operating profit was primarily the result of lower provision for bad debts as

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a result of improved collection experience and higher intermodal and highway yields resulting from yield management activities, partially offset by higher personnel expenses.

REAL ESTATE—INDUSTRY

Real estate leasing and sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates segment results and makes decisions.

REAL ESTATE—LEASING

	Quarter Ended December 31,
(dollars in millions)	2007	2006	Change
Revenue	$27.0	$26.1	3%
Operating profit	$12.1	$13.5	-10%
Operating profit margin	44.8%	51.7%
Occupancy Rates:
Mainland	97%	98%
Hawaii	98%	98%
Leasable Space (million sq. ft.):
Mainland	5.1	3.8	34%
Hawaii	1.4	1.5	-7%

In the course of its regular operations, the real estate leasing segment disposes of and acquires properties. Revenue and the gain/loss from portfolio sales are recognized in the Real Estate Sales segment. Changes to asset class, geography, and property size composition from dispositions and acquisitions, and the timing of these transactions, may lead to comparative variances that do not fully describe changes to revenue and operating profit in the Leasing segment. In the fourth quarter of 2007, for example, the Company acquired a 1.3 million square foot industrial warehouse complex in Dallas, Texas, the effect of which significantly increased the Company’s leasable space, but did not materially impact operating results for the quarter.

Real estate leasing revenue for the fourth quarter of 2007 was $27.0 million, an increase of $0.9 million, or 3 percent, from the same period of 2006. The higher leasing revenue in the fourth quarter of 2007 was due to improved performance at existing properties and to net additions to the portfolio, offset by straight-line rent adjustments that occurred in the fourth quarter of 2006.

Operating profit of $12.1 million was $1.4 million, or 10 percent, lower than in the year earlier period. The comparative decrease is due to the above factors and to proceeds from a non-

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recurring construction claim settlement that occurred in the fourth quarter of 2006, and to changes in the composition of the portfolio.

	Year Ended December 31,
(dollars in millions)	2007	2006	Change
Revenue	$108.5	$100.6	8%
Operating profit	$51.6	$50.3	3%
Operating profit margin	47.6%	50.0%
Occupancy Rates:
Mainland	97%	98%
Hawaii	98%	98%
Leasable Space (million sq. ft.):
Mainland	5.1	3.8	34%
Hawaii	1.4	1.5	-7%

Real estate leasing revenue and operating profit for 2007 were 8 percent and 3 percent higher, respectively, than the amounts reported for 2006. The increase in real estate leasing revenue was principally due to net additions to the portfolio during or subsequent to 2006. Additionally, 2007 benefited from improved performance at existing properties and the completion and occupancy of a commercial building on Maui in October 2006. The favorable year-over-year revenue growth was partially offset by the non-recurrence of a payment for a business interruption claim received in 2006.

Operating profit increased in 2007, compared with 2006, for the same reasons cited for the real estate leasing revenue increases, partially offset by higher operating costs, higher depreciation principally from acquisitions, non-recurring business interruption and construction claim settlements received by the Company in 2006, and higher general and administrative expenses.

REAL ESTATE—SALES

	Quarter Ended December 31,
(dollars in millions)	2007	2006	Change
Improved property sales	$16.6	$28.0	-41%
Development sales	10.7	3.0	3.6	X
Unimproved/other property sales	5.1	0.7	7.3	X
Total revenue	$32.4	$31.7	2%
Operating profit before joint ventures	$16.2	$7.1	2.3	X
Earnings from joint ventures	7.0	3.4	2.1	X
Total operating profit	$23.2	$10.5	2.2	X

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Fourth quarter 2007 real estate sales revenue, before subtracting amounts treated as discontinued operations, was $32.4 million, representing an increase of $0.7 million from the same period in 2006. In the quarter, the Company sold two small commercial buildings on a four-acre parcel to the State of Hawaii and a commercial parcel on Maui, and had continuing development sales at Keala’ula, a single-family residential development on Kauai. Operating profit for the fourth quarter of 2007 was $23.2 million, which is due to the sales referenced above and includes $7.0 million from joint venture earnings (which are not included in revenue for the segment) primarily related to sales at Kai Malu at Wailea, Maui.

	Year Ended December 31,
(dollars in millions)	2007	2006	Change
Improved property sales	$90.2	$79.3	14%
Development sales	14.9	4.5	3.3	X
Unimproved/other property sales	12.7	13.5	-6%
Total revenue	$117.8	$97.3	21%
Operating profit before joint ventures	$51.8	$35.3	47%
Earnings from joint ventures	22.6	14.4	57%
Total operating profit	$74.4	$49.7	50%

Real estate sales revenue in the full year 2007 was $117.8 million and operating profit was $74.4 million, which represented increases of 21 percent and 50 percent, respectively, from the year earlier period. Full year revenue and operating profit includes the sales in Hawaii of a four-acre land parcel ground leased to a retail tenant, two retail centers in Hawaii, several commercial properties, and an installment sale of an agricultural parcel, and a commercial property in California. Full year revenue and operating profit from joint ventures were primarily attributable to sales activity at Kai Malu and several Valencia projects, partially offset by the Company’s share of marketing and other operating expenses at the Company’s Kukui’ula joint venture.

AGRIBUSINESS

The operating results of the Agribusiness segment are dependent on a number of factors, particularly weather conditions, which affect yields, volume of electricity generation, planting, harvesting, and factory operations. Consequently, operating results from the Agribusiness segment will vary from period to period.

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	Quarter Ended December 31,
(dollars in millions)	2007	2006	Change
Revenue	$30.7	$32.3	-5%
Operating profit (loss)	$(0.7)	$(3.3)	NM
Tons sugar produced	34,000	42,900	-21%

Agribusiness revenue for the fourth quarter of 2007 decreased $1.6 million, or 5 percent, compared with the fourth quarter of 2006. The decrease was due primarily to a significant decrease in raw sugar production, which increases the cost per ton, partially offset by higher prices for power, coffee and sugar sales.

Operating results for the fourth quarter of 2007 improved $2.6 million compared with the fourth quarter of 2006. The improvement was principally due to a fourth quarter 2006 increase in cost per sugar ton associated with lower volume, and to decreases in expenses related to reservoir repairs in 2007 as compared to 2006.

	Year Ended December 31,
(dollars in millions)	2007	2006	Change
Revenue	$123.7	$127.4	-3%
Operating profit	$0.2	$6.9	-97%
Operating profit margin	0.2%	5.4%
Tons sugar produced	164,500	173,600	-5%

Agribusiness revenue decreased $3.7 million, or 3 percent, in 2007 compared with 2006. The decrease was principally due to lower raw sugar sales volume, lower raw sugar prices and lower power sales volume, partially offset by higher revenue from coffee sales, specialty sugar sales, land and quarry rent, and trucking and shop services.

Compared with 2006, sugar production in 2007 was 5 percent, or 9,100 tons, lower due primarily to lower yields. Lower sugar yields were principally the result of dry-weather conditions over the past two years and to certain agronomic practices. The average revenue per ton of sugar for 2007 was $342, or 2 percent lower than the average revenue per ton of $350 in 2006.

Operating profit for 2007 decreased $6.7 million, or 97 percent, compared with 2006. The decrease in operating profit was primarily due to lower raw sugar and power revenue noted above, and higher production costs per ton due to lower sugar production and higher operating costs.

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CORPORATE EXPENSE

Fourth quarter 2007 corporate expenses of $7.8 million were $0.8 million higher than the fourth quarter of 2006. For the year, corporate expenses were $27.3 million, or $5.0 million higher than full year 2006. The increase is due principally to higher incentive payouts due to improved 2007 company performance, expansion of the number of participants in performance-based incentive awards programs as well as higher professional service fees.

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CONDENSED CASH FLOW TABLE

	Year Ended December 31,
(dollars in millions, unaudited)	2007	2006	Change
Cash Flow from Operating Activities	$124	$106	17%

Capital Expenditures (1)
Transportation	(68)	(219)	-69%
Real Estate	(34)	(46)	-26%
Agribusiness and other	(20)	(16)	25%
Total Capital Expenditures	(122)	(281)	-57%

Other Investing Activities, Net	(23)	157	NM
Cash Used in Investing Activities	$(145)	$(124)	17%

Net Debt Proceeds/(Payments)	66	115	-43%
Repurchase of Capital Stock	(33)	(72)	-54%
Dividends Paid	(48)	(42)	14%
Other Financing Activities, Net	8	5	60%
Cash Provided by/(Used) in Financing	$(7)	$6	NM

Net Decrease in Cash	(28)	(12)	2.3	X

(1) Excludes non-cash 1031 transactions and real estate development activity.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and integrated logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

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ALEXANDER & BALDWIN, INC.

2007 and 2006 Fourth-Quarter and Full-Year Results (Condensed)

(In Millions, Except Per Share Amounts, Unaudited)

	2007	2006
Three Months Ended December 31:
Revenue	$435.9	$404.1
Income From Continuing Operations	$26.7	$21.7
Discontinued Operations: Properties[1]	$9.7	$5.3
Net Income	$36.4	$27.0
Basic Share Earnings
Continuing Operations	$0.63	$0.51
Discontinued Operations	$0.23	$0.13
Net Income	$0.86	$0.64
Diluted Share Earnings
Continuing Operations	$0.62	$0.50
Discontinued Operations	$0.23	$0.13
Net Income	$0.85	$0.63
Basic Average Shares Outstanding	42.3	42.4
Diluted Average Shares Outstanding	42.9	42.8

	2007	2006
Years Ended December 31:
Revenue	$1,680.6	$1,599.9
Income From Continuing Operations	$108.5	$93.5
Discontinued Operations: Properties[1]	$33.7	$29.0
Net Income	$142.2	$122.5
Basic Share Earnings
Continuing Operations	$2.55	$2.16
Discontinued Operations	$0.79	$0.68
Net Income	$3.34	$2.84
Diluted Share Earnings
Continuing Operations	$2.52	$2.14
Discontinued Operations	$0.78	$0.67
Net Income	$3.30	$2.81
Basic Average Shares Outstanding	42.5	43.2
Diluted Average Shares Outstanding	43.1	43.6

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

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Industry Segment Data, Net Income (Condensed)

(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue:
Transportation
Ocean Transportation	$262.3	$239.7	$1,006.9	$945.8
Logistics Services	107.8	106.3	433.5	444.2
Real Estate
Leasing	27.0	26.1	108.5	100.6
Sales	32.4	31.7	117.8	97.3
Less Amounts Reported In Discontinued Operations	(21.3)	(29.9)	(100.6)	(101.2)
Agribusiness	30.7	32.3	123.7	127.4
Reconciling Items	(3.0)	(2.1)	(9.2)	(14.2)
Total Revenue	$435.9	$404.1	$1,680.6	$1,599.9

Operating Profit, Net Income:
Transportation
Ocean Transportation	$30.1	$28.7	$126.5	$105.6
Logistics Services	4.7	5.7	21.8	20.8
Real Estate
Leasing	12.1	13.5	51.6	50.3
Sales	23.2	10.5	74.4	49.7
Less Amounts Reported In Discontinued Operations	(15.7)	(8.8)	(54.4)	(46.7)
Agribusiness	(0.7)	(3.3)	0.2	6.9
Total Operating Profit	53.7	46.3	220.1	186.6
Interest Expense	(5.6)	(4.8)	(18.8)	(15.0)
Corporate Expenses	(7.8)	(7.0)	(27.3)	(22.3)
Income From Continuing Operations Before Income Taxes	40.3	34.5	174.0	149.3
Income Taxes	(13.6)	(12.8)	(65.5)	(55.8)
Income From Continuing Operations	26.7	21.7	108.5	93.5
Discontinued Operations	9.7	5.3	33.7	29.0
Net Income	$36.4	$27.0	$142.2	$122.5

Basic Earnings Per Share, Continuing Operations	$0.63	$0.51	$2.55	$2.16
Basic Earnings Per Share, Discontinued Operations	$0.23	$0.13	$0.79	$0.68
Basic Earnings Per Share, Net Income	$0.86	$0.64	$3.34	$2.84

Diluted Earnings Per Share, Continuing Operations	$0.62	$0.50	$2.52	$2.14
Diluted Earnings Per Share, Discontinued Operations	$0.23	$0.13	$0.78	$0.67
Diluted Earnings Per Share, Net Income	$0.85	$0.63	$3.30	$2.81

Basic Average Shares Outstanding	42.3	42.4	42.5	43.2
Diluted Average Shares Outstanding	42.9	42.8	43.1	43.6

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Consolidated Balance Sheet (Condensed)

(In Millions, Unaudited)

	December 31,	December 31,
	2007	2006

ASSETS
Current Assets	$421	$285
Investments in Affiliates	184	149
Real Estate Developments	99	147
Property, Net	1,582	1,499
Other Assets	193	171
Total	$2,479	$2,251

LIABILITIES & EQUITY
Current Liabilities	$322	$257
Long-Term Debt	452	401
Liability for Benefit Plans	50	52
Other Long-Term Liabilities	57	72
Deferred Income Taxes	468	442
Shareholders’ Equity	1,130	1,027
Total	$2,479	$2,251

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